Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, 333-108160, 333-135651, 333-173342, 333-175133, and 333-182294 on Form S-8 of our reports dated March 27, 2014, relating to the consolidated financial statements and financial statement schedule of PetSmart, Inc. and subsidiaries, and the effectiveness of PetSmart, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of PetSmart, Inc. and subsidiaries for the year ended February 2, 2014.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 27, 2014